Exhibit 23.1





INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholder of CII Financial, Inc.
Las Vegas, Nevada

We consent to the use in this Amendment No. 1 to Registration Statement No.333-52726 of CII Financial, Inc. on Form S-4 of our report dated December 21, 2000 (except for Note 12 as to which the date is December 28, 2000), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Summary Historical Financial and Other Data of CII Financial", "Selected Financial and Other Data" and "Experts" in such Prospectus.

/s/DELOITTE & TOUCHE LLP

Las Vegas, Nevada
February 2, 2001